Exhibit 10.1

DFI Holdings, LLC and Subsidiaries
KPS Holdco, LLC and Subsidiaries

3179 Deer Creek Road
Collegeville, PA 19426

January 20, 2016

American Republic Investment Co.

c/o AMREP Corporation

300 Alexander Park, Suite 204

Princeton, NJ 08540

RE:	Payoff of Promissory Note from DFI Holdings, LLC and KPS Holdco, LLC in favor of American Republic Investment Co. and Related Transactions

Gentlemen/Ladies:

Reference is made to the Stock Purchase Agreement, dated February 9, 2015 (the “Stock Purchase Agreement”), between American Republic Investment Co. (“Lender”) and DFI Holdings, LLC (“Distribution Buyer”) and KPS Holdco, LLC (“Products Buyer” and together with Distribution Buyer, collectively, “Buyers”). All capitalized terms used and defined in this letter agreement shall have the meanings ascribed to them herein. All capitalized terms used but not otherwise defined in this letter agreement shall have the meanings ascribed to them in the Stock Purchase Agreement.

On or prior to December 9, 2015, Distribution Buyer, Products Buyer, Kable Media Services, Inc., Kable Distribution Services, Inc., Kable News Company, Inc., Kable News International, Inc., Kable Distribution Services of Canada, Ltd., and Kable Product Services, Inc. (collectively, the “Borrowers”) had notified Lender that Kable Distribution Services, Inc. (“KDS”) had suspended transaction of its usual business and anticipated commencing the wind-down of its business. As a result, each Borrower hereby represents, warrants, acknowledges and agrees that an event of default had occurred under Section 7(b)(iv) of the Buyer Promissory Note and Section 7(b)(iv) of the Line of Credit Note (collectively, the “Events of Default”). On December 11, 2015, Lender delivered a written notice of default (the “Default Notice”) to each Borrower that that one or more events of default had occurred under the Buyer Promissory Note and the Line of Credit Note.

Each Borrower hereby represents, warrants, acknowledges and agrees that:

•	the Events of Default are continuing;

•	the Events of Default are not capable of being cured;

•	all actions or inactions taken by Lender or any of its Affiliates with respect to the Events of Default were commercially reasonable and within the rights of Lender or its Affiliates provided in the Transaction Agreements and any other agreement between Lender or any of its Affiliates, on the one hand, and any Borrower or any of their Affiliates, on the other hand;

•	Lender is permitted to charge Borrowers, among other things, an Unused Line Fee (as defined in the Line of Credit Note) under the Line of Credit Note; and

•	as a result of the Events of Default, Lender has the unilateral right pursuant to the Transaction Agreements to, among other things:

o	declare all Obligations (as defined in the Security Agreement) immediately due and payable, which Obligations include all Rent (as defined in the Lease Agreement, dated November 7, 2008 (the “Lease Agreement”), between El Dorado Utilities, Inc. and Kable Product Services, Inc. (as successor-in-interest to Kable Specialty Packaging Services LLC)) required to be paid by Kable Product Services, Inc. (“KPS”) through the end of the Lease Term (as defined in the Lease Agreement);

o	demand that Borrowers immediately pay Lender or its Affiliates (a) interest at the Default Rate (as defined in the Buyer Promissory Note) under the Buyer Promissory Note, (b) all Rent required to be paid by KPS through the end of the Lease Term, (c) attorneys’ fees and costs and allocated fees and costs of Lender’s in-house legal counsel that have been or may hereafter be contracted or incurred with respect to the Events of Default and (d) all expenses, including reasonable attorneys’ fees, legal expenses and costs, together with interest from the date of such expenditure (at a rate per annum equal to six percent (6%)), incurred by Lender in enforcing the Obligations and the Security Agreement;

o	seize the full amount owed to Lender under the Buyer Promissory Note (including interest at the Default Rate and attorneys’ fees and costs and allocated fees and costs of Lender’s in-house legal counsel) from any source determined by Lender in its sole discretion, including from funds being held by Lender pursuant to the Security Agreement that were received by Lender from the collection of amounts due to KPS from third parties (such funds, the “KPS Funds”);

o	seize the full amount owed to Lender under the Line of Credit Note (including the Unused Line Fee, interest at the Default Rate with respect to the Unused Line Fee and attorneys’ fees and costs and allocated fees and costs of Lender’s in-house legal counsel) from KPS Funds and terminate the Line of Credit Note;

o	seize the full amount of Rent required to be paid by KPS through the end of the Lease Term from KPS Funds;

o	retain the amount of the Recipient Claim (as defined in the Offset Claim Agreement, dated February 9, 2015 (the “Offset Claim Agreement”), between Palm Coast Data LLC and KDS) as a continuing security interest to secure the obligations of KDS to Palm Coast Data LLC under the Offset Claim Agreement; and

o	maintain the existence of, and enforce its rights under, any and all of the Transactions Agreements or any other agreement between Lender or any of its Affiliates, on the one hand, and any Borrower or any of their Affiliates, on the other hand, including retaining all amounts of cash collected by Lender pursuant to the Security Agreement and related account control agreements as security for each Borrower’s Obligations.

In order to resolve the Events of Default and certain other matters, each Borrower and Lender (collectively, the “Parties”) hereby agree as follows:

1.	Direction of Funds.

(a)	The Parties agree that the payoff amount for the Buyer Promissory Note as of January 20, 2016 (the “Payoff Date”) is $1,614,544.47 (the “Payoff Amount”), which consists of $1.6 million of principal and $8,766.67 of interest for December 2015 and $5,777.80 of interest for the period January 1, 2016 to January 20, 2016.

(b)	As of the date of this Agreement and pursuant to, and as permitted by, the Security Agreement, Lender is holding (i) $1,384,474.09 of funds received by Lender from the collection of amounts due to KDS from third parties (the “KDS Funds”) and (ii) $1,917,802.20 of KPS Funds, and.

(c)	On the Payoff Date, Lender shall cause to be delivered:

(i)	the Payoff Amount from the KPS Funds to Lender;

(ii)	the $137,830.00 from the KDS Funds to Lender as a continuing security interest to secure the obligations of KDS to Palm Coast Data LLC under the Offset Claim Agreement;

(iii)	February 2016 rent and estimated property taxes under the Lease Agreement in the amount of $61,135.57 from the KPS Funds to El Dorado Utilities, Inc.;

(iv)	the remaining balance of $242,122.16 from the KPS Funds, plus any additional amount of KPS Funds deposited prior to the wiring of such funds, to KPS; and

(v)	the remaining balance of $1,246,644.09 from the KDS Funds, plus any additional amount of KDS Funds deposited prior to the wiring of such funds, to KDS.

Amounts to be delivered to KDS shall be by wire transfer to KDS’s account at PNC Bank, National Association (“PNC”) designated in writing by KDS to Lender. Amounts to be delivered to KPS shall be by wire transfer to KPS’s account at PNC designated in writing by KPS to Lender. Each of the transactions contemplated by Sections 1(c)(iv) and 1(c)(v) of this letter agreement shall be subject (A) to the completion of Sections 1(c)(i), 1(c)(ii) and 1(c)(iii) of this letter agreement and (B) to the other terms and provisions of this letter agreement.

(d)	Upon completion of the transactions contemplated by Section 1(c) of this letter agreement (the “Wire Delivery Time”):

(i)	the Buyer Promissory Note shall be deemed paid in full and the original Buyer Promissory Note, if in Lender’s possession, shall be marked cancelled and returned to Buyers, not later than 10 days after the Payoff Date;

(ii)	other than with respect to the Recipient Claim being held by Lender as a continuing security interest to secure the obligations of KDS to Palm Coast Data LLC under the Offset Claim Agreement, the Security Agreement shall be deemed terminated;

(iii)	Lender authorizes the filing of UCC-3 Financing Statement Amendments to terminate any UCC Financing Statements filed by Lender against any Borrower pursuant to the Security Agreement;

(iv)	Lender shall deliver to KDS the letters provided by PNC to terminate (A) the Deposit Account Control Agreement (Hard Account Agreement), dated as of February 9, 2015, among KDS, PNC and Lender and (B) the Deposit Account Control Agreement (Springing Agreement), dated as of February 9, 2015, among KDS, PNC and Lender. KDS shall be authorized to deliver such letters to PNC;

(v)	Lender shall deliver to KPS the letters provided by PNC to terminate (A) the Deposit Account Control Agreement (Hard Account Agreement), dated as of February 9, 2015, among KPS, PNC and Lender and (B) the Deposit Account Control Agreement (Springing Agreement), dated as of February 9, 2015, among KPS, PNC and Lender. KPS shall be authorized to deliver such letters to PNC; and

(vi)	the Events of Default shall be deemed resolved and settled and Buyers shall have no further liabilities or obligations on account thereof except to the extent provided for in this letter agreement.

2.	Termination of Line of Credit Note. The Parties acknowledge and agree that, as of the Wire Delivery Time, (a) there are no amounts of principal outstanding under the Line of Credit Note, (b) the Line of Credit Note shall be deemed terminated and (c) any Unused Line Fee, interest at the Default Rate with respect to the Unused Line Fee and attorneys’ fees and costs and allocated fees and costs of Lender’s in-house legal counsel with respect thereto are waived by Lender. The original Line of Credit Note, if in Lender’s possession, shall be marked cancelled and returned to Buyers, not later than 10 days after the Payoff Date.

3.	All American Crafts. Each Borrower hereby represents, warrants, acknowledges and agrees that KDS’s obligation to pay Palm Coast Data LLC the Recipient Claim is secured by the Security Agreement and is subject to the Guaranty. Each Borrower, including KDS, agrees that Lender shall, and authorizes Lender to, retain the amount of the Recipient Claim from the KDS Funds (the “KDS Escrowed Funds”) as a continuing security interest and its and Palm Coast Data LLC’s sole recourse for the obligations of KDS to Palm Coast Data LLC under the Offset Claim Agreement. The KDS Escrowed Funds shall be released only in accordance with this Section. Once payment of the Recipient Claim is triggered under Section 2 of the Offset Claim Agreement, Lender shall deliver the KDS Funds being retained by Lender pursuant to Section 1(c)(ii) above to Palm Coast Data LLC to satisfy the payment of the Recipient Claim and KDS and each other Borrower shall be released from any further obligation under the Offset Claim Agreement or the Guaranty, as the case may be, with respect to the Recipient Claim. In the event KDS is directed by an Order (as defined in the Offset Claim Agreement) not to deliver the Recipient Claim to Palm Coast Data LLC, but instead directs KDS to deliver the Recipient Claim to All American Crafts, Inc. or another third party that is not Palm Coast Data LLC, then Lender shall promptly release the KDS Escrowed Funds (without interest) to KDS (or as otherwise provided for in such Order) and shall be deemed to have released its continuing security interest in such funds. Lender shall retain any interest earned on the KDS Escrowed Funds. In the event neither KDS nor Palm Coast Data LLC has received an Order with respect to the KDS Escrowed Funds as of the termination of the Bankruptcy Proceeding (as defined in the Offset Claim Agreement), then the KDS Escrowed Funds shall be released to Palm Coast Data LLC, the Offset Claim Agreement shall be deemed terminated and KDS and each other Borrower shall be released from any further obligation under the Offset Claim Agreement or the Guaranty, as the case may be, with respect to the Recipient Claim.

4.	Release.

(a)	Effective as of the Wire Delivery Time, each Borrower, for themselves and on behalf of (A) each Affiliate of any Borrower and (B) each officer, director, stockholder, member, successor or assign of (i) each Borrower or (ii) an Affiliate of each Borrower (collectively, “Releasors”) hereby irrevocably and unconditionally releases, waives and forever discharges Lender, its Affiliates and the direct and indirect subsidiaries, Affiliates, employees, officers, directors, stockholders, members, agents, representatives, successors and assigns of Lender and its Affiliates (collectively, “Releasees”) of and from Losses (as defined below) which any Releasor ever had, now has or hereafter can, shall or may have against any Releasee for, upon or by reason of any matter, cause, conduct, event, occurrence, omission or thing whatsoever, related to, in connection with, with respect to or as a result of (i) the Events of Default, (ii) the Default Notice, (iii) this letter agreement (except with respect to Releasees’ obligations under this letter agreement), (iv) the exercise of or failure to exercise any rights or obligations by any Releasee as a lender under the Buyer Promissory Note, the Line of Credit Note, the Security Agreement, the Guaranty, any deposit account control agreement or the Lease Agreement, or (v) any actions, inactions, discussions or communications (in any form) of any Releasee with respect to any of the foregoing (all such Losses being released under this Section 4(a), collectively, “Claims”). “Losses” means any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity.

(b)	Each Borrower, on behalf of itself and each other Releasor, hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Releasee based upon any Claim. It is understood and agreed by each Party that the release in Section 4(a) is a general release of each Releasee with respect to the Claims, and it is to be construed with respect to the Claims in the broadest possible manner consistent with applicable Law.

(c)	Each Borrower, on behalf of itself and each other Releasor, represents and warrants that Borrowers are the exclusive owner of the Claims and that, as of the date hereof, no Borrower has assigned, sold, transferred or otherwise conveyed any Claim to any other person or entity. Each Borrower, on behalf of itself and each other Releasor, represents and warrants that, as of the date of the date hereof, no Releasor has filed with any court, tribunal or alternative dispute resolution organization any claim, demand, action, joinder or cause of action against any Releasee. If this warranty and representation should later be found to be untrue, then, in addition to any other relief or damages to which a Releasee may be entitled, each Borrower shall, at no cost or expense to any Releasee, immediately file all documents and take all action necessary to have the claim, action or cause of action dismissed or discontinued with prejudice.

(d)	Each Borrower, on behalf of itself and each other Releasor, understands that it may later discover facts that may be different than, or in addition to, those that any Releasor now knows or believes to exist regarding the subject matter of the release contained in Section 4(a), and which, if known at the time of signing this letter agreement, may have materially affected this letter agreement and such Party’s decision to enter into it and grant the release contained in Section 4(a). Nevertheless, each Borrower, on behalf of itself and each other Releasor, intends to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, to the extent provided for in this Section 4, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. Each Borrower, on behalf of itself and each other Releasor, hereby waives any right that might arise as a result of such different or additional facts.

(e)	For the avoidance of doubt, the term “Claims” shall not include any Releasee’s obligations under the Transaction Agreements (other than the Buyer Promissory Note, the Line of Credit Note, the Guaranty, the Security Agreement, any deposit account control agreement and the Lease Agreement) or other agreements between any Borrower and any Releasee entered into in the ordinary course of business after the date of the Transaction Agreements.

5.	Indemnification. Each Borrower agrees to indemnify and defend each Releasee, and hold each Releasee harmless, from and in respect of any and all Losses and reasonable expenses (including reasonable fees and expenses of counsel incident to any Loss, or incurred in investigating or attempting to avoid any Loss or to oppose the imposition thereof, or in enforcing any of the obligations of any Releasor) that they may incur or suffer arising out of or by reason of or in connection with or due to (a) any breach of any representation or warranty of any Releasor set forth in this letter agreement, (b) the failure to perform any of the covenants or agreements of any Releasor set forth in this letter agreement, (c) any acknowledgement or agreement of any Releasor in this letter agreement, including if any such acknowledgement or agreement is challenged, contradicted, contravened or attempted to be set aside by any Borrower or any other Person; (d) the exercise of or failure to exercise any rights or obligations by any Releasee as a lender under the Buyer Promissory Note, the Line of Credit Note, the Guaranty, the Security Agreement, any deposit account control agreement and the Lease Agreement, (e) third party claims arising out of or by reason of or in connection with or due to the Events of Default, the Default Notice and/or this letter agreement, or (f) any actions, inactions, discussions or communications (in any form) of any Releasee with respect to any of the foregoing.

6.	Representations and Warranties. Each Borrower hereby represents and warrants that:

(a)	Each Borrower is duly organized, validly existing and in good standing as a corporation under the Laws of the state of its incorporation;

(b)	Each Borrower has the corporate or limited liability company power and authority and the legal right to execute, deliver and enter into this letter agreement and perform its obligations and grant the release contained in this letter agreement, and has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of this letter agreement;

(c)	The individual whose signature is set forth at the end of this letter agreement on behalf of such Borrower is an authorized signatory of such Borrower;

(d)	This letter agreement has been duly executed and delivered by each Borrower and constitutes legal, valid and binding obligations of each Borrower enforceable against each Borrower in accordance with its terms;

(e)	The execution, delivery and performance of this letter agreement and the actions contemplated hereunder will not violate any contractual obligation of any Borrower or any of its Affiliates or any requirement of Law; and

(f)	No consent, approval, authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of any Borrower in connection with the execution and delivery of this letter agreement or the performance of or compliance with the terms, provisions and conditions of this letter agreement.

7.	Prepayment of February Rent; Insurance; Tenant Certification.

(a)	As provided for in Section 1(c)(iii), KPS agrees to prepay the rent due for February 2016 and estimated property taxes under the Lease Agreement in the amount of $61,135.57 on the Payoff Date, with such amount to be delivered by Lender from the KPS Funds to El Dorado Utilities, Inc.

(b)	KPS agrees to enter into an Amendment to the Lease Agreement with El Dorado Utilities, Inc. in the event the proposed purchaser of the leased property agrees to continue KPS’s and El Dorado Utilities, Inc.’s current practice of KPS reimbursing landlord for the costs of insurance required by the Lease Agreement and KPS paying to landlord the estimated property taxes on a monthly basis. In the event the proposed purchaser of the leased property does not agree to continue such current practice, then Lender shall notify KPS in writing as to same, and (i) KPS shall obtain all insurance required by the Lease within 15 days of the date of such notice and shall provide the landlord under the Lease with evidence of same and (ii) KPS shall pay property taxes in accordance with the Lease.

(c)	In connection with the Lease Agreement, at the written request of Lender or the landlord thereunder, from time to time, KPS agrees, at KPS’s sole cost and expense, to execute and deliver to Lender or the landlord, as applicable, a tenant certification in the form attached hereto as Exhibit A and in any other form substantially similar to Exhibit A.

8.	Third Party Releases. In all general releases obtained by KDS from its customers (“Third Party Releases”), KDS agrees to use commercially reasonable efforts to have such Third Party Releases include language releasing all claims against KDS’s “affiliates and former affiliates” and that KDS’s “affiliates and former affiliates” shall be deemed third party beneficiaries of the Third Party Releases. KDS shall provide copies of all executed Third Party Releases to Lender promptly upon receipt of same.

9.	Default. Notwithstanding anything to the contrary under this letter agreement, upon any default or other failure to perform by any Releasor under this letter agreement, following written notice thereof and a failure to cure same within ten (10) days:

(a)	all Obligations (as defined in the Security Agreement) shall be immediately due and payable; and

(b)	Borrowers shall pay Lender an amount equal to (i) interest at the Default Rate (as defined in the Buyer Promissory Note) on the amount of principal and unpaid interest (in each case, immediately prior to the Wire Delivery Time) under the Buyer Promissory Note from the date of the first occurrence of any Event of Default through the date of this letter agreement, together with additional interest from the date of this letter agreement through the date of payment by Borrowers of such amount (at a rate per annum equal to ten percent (10%)), plus (ii) if El Dorado Utilities, Inc. is the landlord under the Lease, all Rent required to be paid by KPS through the end of the Lease Term, together with additional interest from the date of default through the date of payment by Borrowers of such amount (at a rate per annum equal to ten percent (10%)), plus (iii) the Unused Line Fee and interest at the Default Rate with respect to the Unused Line Fee from the date of the first occurrence of any Event of Default through the date of this letter agreement, together with additional interest from the date of this letter agreement through the date of payment by Borrowers of such amount (at a rate per annum equal to ten percent (10%)), plus (iv) all expenses, including attorneys’ fees and costs and allocated fees and costs of in-house legal counsel of Lender or any of its Affiliates that have been or may hereafter be contracted or incurred, together with interest from the date of such expenditure or allocation through the date of payment by Borrowers of such amount (at a rate per annum equal to ten percent (10%)), incurred by Lender or any of its Affiliates in negotiating, documenting, enforcing or collecting amounts due under this letter agreement, the Obligations or any Transaction Agreement. The amounts to be paid pursuant to this Section 9(b) shall be calculated as if the Buyer Promissory Note and the Line of Credit Note had not been paid in full or terminated, as applicable, pursuant to this letter agreement.

10.	This letter agreement shall not be construed as establishing a course of conduct on the part of Lender or any of its Affiliates upon which any Borrower or any of its Affiliates may rely at any time in the future. Nothing contained herein will be deemed to create any requirement for notice by Lender, except such notices, if any, as may be expressly required by the terms of the Transaction Agreements. Each Borrower, on behalf of itself and each other Releasor, agrees that, without the prior written consent of Lender or except as provided for in Section 1(c)(ii) hereof, no funds of KDS shall be used, directly or indirectly, by any Releasor to pay any amounts or other obligations due from any Releasor or any of its Affiliates to Lender or any of its Affiliates.

11.	Miscellaneous.

(a)	Further Assurances. At the written request of a Party to this letter agreement at any time and from time to time, a Party shall, on the reasonable request and at the sole cost and expense of the requesting Party, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper, to effectuate the provisions or purposes of this letter agreement.

(b)	Waiver. Any failure of any Borrower to comply with any of its obligations or agreements herein contained may be waived only in writing by Lender. Any failure of Lender to comply with any of its obligations or agreements herein contained may be waived only in writing by any Borrower. No waiver granted hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth below (or to such other address that may be designated by a party from time to time in accordance with this Section):

Borrowers:	c/o DFI Holdings, LLC 3179 Deer Creek Road, Collegeville, PA 19426 Attention: Michael P. Duloc Fax: 815-734-5233	with a required copy to (which shall not constitute notice): Fox Rothschild LLP 2700 Kelly Road, Suite 300 Warrington, PA 18976 Attention: Jeffrey H. Nicholas Fax: 215-345-7507
Lender:	c/o AMREP Corporation 300 Alexander Park, Suite 204 Princeton, New Jersey 08540 Attention: General Counsel Fax: 609-716-8255	with a required copy to (which shall not constitute notice): Duane Morris LLP 222 Delaware Avenue, Suite 1600 Wilmington, DE 19801 Attention: Christopher Winter Fax: 302-397-2455

(d)	Governing Law; Consent to Jurisdiction and Waiver of Jury Trial. This letter agreement shall be governed by and construed in accordance with the internal substantive Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. Each Party irrevocably submits to the exclusive jurisdiction of the federal courts of the Southern District of New York or the courts of the State of New York located in the City of New York for the purposes of any suit, action or other proceeding arising out of this letter agreement or any transaction contemplated hereby. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in the “Notices” section hereof shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in federal courts of the Southern District of New York or the courts of the State of New York located in the City of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(e)	Counterparts. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Execution and delivery of this letter agreement by delivery of a facsimile or electronically recorded copy in .pdf file format bearing a copy of the signature of a Party shall constitute a valid and binding execution and delivery of this letter agreement by such Party. Such copies shall constitute enforceable original documents.

(f)	Headings. The section headings contained in this letter agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this letter agreement.

(g)	Entire Agreement. This letter agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter herein. This letter agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter thereof.

(h)	Amendment. Any provision of this letter agreement may be amended if, and only if, such amendment is in writing and is signed by each Party to this letter agreement.

(i)	Binding Effect; Benefits. This letter agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns; nothing in this letter agreement, express or implied, is intended to confer on any Person, other than the Parties and their respective successors and permitted assigns, the Releasors and the Releasees, any rights, remedies, obligations or liabilities under or by reason of this letter agreement. The Parties hereby designate all Releasees as third-party beneficiaries of Sections 4 and 5 of this letter agreement and each Releasee shall have the right to enforce Sections 4 and 5 of this letter agreement. Notwithstanding anything to the contrary herein, the purchaser of the property that is the subject of the Lease Agreement shall not be deemed an intended third-party beneficiary of this letter agreement.

(j)	Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this letter agreement. In the event an ambiguity or question of intent or interpretation arises, this letter agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this letter agreement.

(k)	Severability. Whenever possible, each provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable Law. If any provision of this letter agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this letter agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(l)	Interpretation. When a reference is made in this letter agreement to a Section or Exhibit, such reference will be to a Section of, or an Exhibit to, this letter agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this letter agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this letter agreement will refer to this letter agreement as a whole and not to any particular provision of this letter agreement. Unless the context expressly provides otherwise, any approval, determination, election or authorization required to be obtained from a Party shall be at such Party’s sole discretion. The word “or” is not exclusive. All terms defined in this letter agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this letter agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise indicated, any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(m)	Assignability. This letter agreement shall not be assignable by any Party hereto without the prior written consent of the other Party.

(n)	Specific Performance. Each Party agrees that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof (without the need to post bond or any other security), in addition to any other remedy at law or equity.

(o)	Expenses. Notwithstanding the foregoing, in the event that any Party institutes any legal suit, action or proceeding against any other Party arising out of or relating to this letter agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

(p)	Disclosure. Each Borrower consents to Lender or its Affiliates publicly disclosing this letter agreement, including by filing such documents with the Securities and Exchange Commission or the New York Stock Exchange.

(q)	Independent Counsel. Each Party certifies that it has read the terms of this letter agreement, that it understands the terms of this letter agreement, and that it is entering into this letter agreement of its own volition. Each Party warrants and represents that it has (a) been represented by an attorney of its choice in connection with the transactions contemplated by this letter agreement and received independent legal advice from such attorney regarding its decision with respect to the advisability of making and entering into this letter agreement, or (b) had sufficient time, opportunity and means to engage an attorney of its choice in order to be represented by such attorney in connection with the transactions contemplated by this letter agreement and to receive independent legal advice from such attorney regarding its decision with respect to the advisability of making and entering into this letter agreement, and has made a knowing and voluntary decision not to do so.

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Please indicate your consent and agreement to the foregoing by signing a copy of this letter agreement in the space provided below and returning an executed copy to us.

DFI HOLDINGS, LLC By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: Manager	KPS HOLDCO, LLC By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: Manager
KABLE MEDIA SERVICES, INC. By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: CEO	KABLE NEWS INTERNATIONAL, INC. By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: CEO
KABLE DISTRIBUTION SERVICES, INC. By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: CEO	KABLE DISTRIBUTION SERVICES OF CANADA, LTD. By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: CEO
KABLE NEWS COMPANY, INC. By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: CEO	KABLE PRODUCT SERVICES, INC. By: /s/ Michael P. Duloc Name: Michael P. Duloc Title: CEO

Agreed to and accepted by: American republic investment co. By: /s/ Christopher V. Vitale Name: Christopher V. Vitale Title: President and CEO